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                                                                   EXHIBIT 11.0



                                 NORTHWEST PIPE COMPANY
                            COMPUTATION OF EARNINGS PER SHARE
                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                 THREE MONTHS ENDED       NINE MONTHS ENDED
                                                    SEPTEMBER 30,            SEPTEMBER 30,
                                                --------------------     -------------------
                                                 1997          1996       1997         1996
                                                ------        ------     ------       ------
Net income as reported                          $3,299        $2,677     $8,676       $8,046
                                                ------        ------     ------       ------
                                                ------        ------     ------       ------
Earnings per share                              $ 0.50        $ 0.48     $ 1.31       $ 1.45
                                                ------        ------     ------       ------
                                                ------        ------     ------       ------

Weighted average shares outstanding:
   Common stock                                  6,406         5,294      6,404        5,281
   Common stock issuable upon exercise of
        stock options                              239           245        213          256
                                                ------        ------     ------       ------
Shares used in per share calculations            6,645         5,539      6,617        5,537
                                                ------        ------     ------       ------
                                                ------        ------     ------       ------
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